                                    FORM 8-K
                                    --------



                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                 CURRENT REPORT
                                 --------------



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



          Date of Report (date of earliest event Reported) July 6, 1999
                                                           ------------



                              COLUMBIA ENERGY GROUP
                              ---------------------
             (Exact name of registrant as specified in its charter)


           Delaware                      1-1098                   13--1594808
           --------                      ------                   -----------
(State or other jurisdiction          (Commission                (IRS Employer
      of incorporation)               File Number)           Identification No.)


                13880 Dulles Corner Lane, Herndon, VA 20171-4600
                ------------------------------------------------
                    (Address of principal executive offices)


        Registrant's telephone number, including area code (703) 561-6000
                                                           --------------

Item 5.  Other Events
------   ------------

         Information contained in a News Release dated July 6, 1999 is incorporated herein by reference.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             Columbia Energy Group
                                             ---------------------
                                                 (Registrant)




                                             By /s/ J. W. GROSSMAN
                                                ---------------------------
                                                Vice President & Controller


Date: July 7, 1999

For Immediate Release                                                  CONTACTS:
July 6, 1999                                               Columbia Energy Group
                                                           ---------------------
                                          Thomas L. Hughes (Financial Community)
                                                                    703/561-6001
                                                  R. A. Rankin, Jr. (News Media)
                                                                    703/561-6044

                                                               Kekst and Company
                                                               -----------------
                                                    Michael Freitag (News Media)
                                                                    212/521-4800


COLUMBIA ENERGY GROUP BOARD REJECTS LATEST NISOURCE PROPOSAL;
RECOMMENDS THAT SHAREHOLDERS OPPOSE UNSOLICITED TENDER OFFER

         HERNDON, Va., July 6 -- Columbia Energy Group announced today that its board of directors has rejected the latest unsolicited merger proposal from NiSource Inc. The board determined that the cash tender offer by NiSource for all of Columbia's outstanding common stock for $68 per share is inadequate and not in the best interests of the company or its shareholders. The board also strongly recommended that Columbia's shareholders oppose NiSource's takeover attempt by not tendering their shares to NiSource.

         Oliver G. Richard III, Columbia's chairman, president and chief executive officer, today is informing Gary L. Neale, NiSource chairman, president and CEO, of the Columbia board's decision in the following letter:

Dear Gary:

         Our Board of Directors has considered your most recent unsolicited merger proposal--a cash tender offer for all the outstanding shares of Columbia Energy Group at $68 per share. After careful deliberation, and in accordance with its fiduciary duties, the Board rejected your proposal, having concluded that it is not in the best interests of Columbia Energy Group and its shareholders. The Board made this determination after reviewing reports from our management and legal and financial advisors, including opinions from our co-financial advisors, Morgan Stanley Dean Witter and Salomon Smith Barney Inc., that, as of July 1, 1999, the offer is inadequate from a financial point of view. We continue to believe that your proposal threatens to deprive Columbia shareholders of the substantial additional value that Columbia's existing strategic plan is creating.

         Contrary to the self-serving allegations in your June 24 letter, we have every reason to believe that our shareholders have full faith in our abilities to serve their interests and deliver superior value. Indeed, after your June 7 cash merger proposal at the same $68 price, we met with many of our largest shareholders and the analysts covering our industry and there is growing sentiment that your offer is inadequate and not reflective of Columbia's true value. Moreover, following our annual two-day conference of analysts and institutional investors in late June, we believe our shareholders understand our strategic plan and the tremendous value that we are well prepared to deliver.

         As I have told you on several occasions, Columbia is not for sale. Of course, like any publicly traded company-- including even NiSource, I presume--Columbia would seriously consider a strategic combination that would provide superior value for our shareholders. The various unsolicited merger proposals from NiSource have been for the wrong price, at the wrong time, and with the wrong company.

         A merger of our two companies is not compelling. Columbia has unique and highly attractive assets located in high-demand markets on the East Coast. NiSource's existing businesses appear to consist primarily of high-cost generation assets serving low-growth markets. Columbia has a talented and experienced management team that has developed a strong, forward-looking strategy. NiSource has yet to prove its ability to compete successfully in an increasingly deregulated energy market.

         While you have claimed publicly that the proposed transaction would be accretive in the first year, our analysis shows that it would be substantially dilutive. Unless you are quietly planning massive layoffs or rate increases, we do not believe you will be able to achieve the kind of synergies you would need for the transaction to be even marginally accretive, let alone achieve the 10 to 12 percent annual earnings per share growth that we are seeking for our company on a stand alone basis by 2001.

         We also have serious concerns about the timing and regulatory risks of NiSource's proposed transaction, including the likely negative reaction of numerous state and federal regulators to your need to borrow $5.7 billion to complete the acquisition, creating a highly leveraged debt-to-capital ratio of approximately 84 percent at closing. We also believe there are significant risks inherent in your plans to reduce that debt with a $2.6 billion equity offering--which would be, by far, the largest such offering in the utility industry.

         It is unfortunate that, in your apparent need to find a solution for NiSource's vulnerabilities in an increasingly competitive environment, you are attempting a 1980s-style hostile takeover of our company. We agree with you that your costly and disruptive tender offer and related lawsuits are a waste of valuable resources--particularly since NiSource has publicly claimed that the tender offer is little more than a "no-cost, no-risk, fully reversible" shareholder referendum.

         We know our shareholders would like to see Columbia's true value and long-term potential more fully reflected in its stock price, which has been impacted this year by much warmer-than-usual weather, and significant investment and costs in the marketing segment. The Board and I share that objective for our shareholders, as do the other members of our senior management team. We are hard at work implementing our ongoing growth strategies for both our regulated and non-regulated businesses, and enhancing near- and long-term shareholder value.

         We will resist any attempts to take for the benefit of NiSource shareholders the value of Columbia's assets and strategic growth plans. Columbia's value rightfully belong to Columbia's shareholders, not yours.

         Sincerely,

         Oliver G. Richard III


         Columbia will file today with the Securities and Exchange Commission, and will mail to its shareholders, a Solicitation/Recommendation Statement on
Schedule 14D-9 setting forth the board's formal recommendation to reject the NiSource offer. Additional information with respect to the board's decision to recommend that shareholders reject the NiSource offer, and the matters considered by the board in reaching that decision, is contained in the Schedule 14D-9.

         Since May 1995 Columbia has, under its current management team, promoted change and competition to the benefit of the corporation, its customers and shareholders. The company has a unique network of assets and businesses that cannot be replicated. Columbia's core businesses--transmission and distribution--are strategically located to serve growing energy markets (especially power markets) in the Eastern United States. These businesses also include highly valued storage assets that the company continues to expand.

         In addition, Columbia is expanding its existing non-regulated businesses, including a growing exploration and production business that is deploying advanced technologies to develop the Appalachian basin; profitable propane distribution operations with a broad and growing geographic footprint; and independent power generation operations that are developing and building efficient and environmentally sound facilities. Moreover, the company is positioning itself for future growth in new non-regulated businesses that are emerging from the ongoing deregulation of natural gas and electricity industries.

         Columbia also continues to seek ways to manage its existing assets to enhance their use for non-traditional business opportunities, such as building a fiber network to carry telecommunications along a corridor of existing transmission right-of-way.

         From January 1, 1995 to June 4, 1999, the business day prior to public disclosure of the NiSource offer, Columbia's total rate of return to shareholders of approximately 258 percent, or 33.5 percent annualized, exceeds that of the Standard & Poor's 500 and the S&P Natural Gas Indices. In the past three years, the company has significantly reduced operation and maintenance expenses in transmission and distribution, increased retained revenues from distribution assets, and increased operating income from growth investments in exploration and production, propane, LNG and power generation. At the same time, it has been highly regarded for customer satisfaction in its core businesses.

         Columbia's co-financial advisors are Morgan Stanley Dean Witter and Salomon Smith Barney Inc., and its legal counsel is Sullivan & Cromwell. Columbia's information agent for the company's response in opposition to the tender offer is MacKenzie Partners, Inc.

         Columbia Energy Group, based in Herndon, Va., is one of the nation's leading energy services companies, with 1998 revenues of nearly $6.6 billion and assets of about $7 billion. Its operating companies engage in all phases of the natural gas business, including exploration and production, transmission, storage and distribution, as well as commodities marketing, energy management, propane sales and electric power generation, sales and trading. Information about Columbia Energy Group (NYSE:CG) is available on the Internet at www.columbiaenergygroup.com.




         This press release contains "forward-looking statements" within the meaning of the Federal securities laws, including statements concerning Columbia's plans, objectives and expected performance. There can be no assurance that actual results will not differ materially due to various factors, many of which are beyond the control of Columbia, including, but not limited to, competition, the regulatory approval process, weather, supply and demand for natural gas, electricity, propane and petroleum and changes in general economic conditions. The safe harbor provisions of the Private Securities Litigation Reform Act with respect to forward-looking statements are not available to statements made in connection with a tender offer.


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